Consent of Independent Certified Public Accountants

We have issued our report dated September 11, 2000, accompanying the financial statements and schedules of SonicSave.com Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                          /s/ GRANT THORNTON LLP

Boston, MA
September 22, 2000